Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of La Quinta Holdings Inc. on Form S-8 of our report dated February 26, 2014, relating to the combined financial statements of WIH La Quinta Inn Hotels as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013, appearing in the Prospectus included in Registration Statement No. 333-193860 of La Quinta Holdings Inc. on Form S-1.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

April 8, 2014